Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 3 DATED OCTOBER 1, 2014

TO THE PROSPECTUS DATED APRIL 11, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated April 11, 2014, as supplemented by Supplement No. 1, dated August 13, 2014, and Supplement No. 2, dated September 2, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1 through September 30, 2014, for each of our classes of common stock.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from September 1 through September 30, 2014.

Date	NAV per Share
	Class E	Class A	Class W	Class I
September 2, 2014	$7.04	$7.04	$7.04	$7.04
September 3, 2014	$7.07	$7.07	$7.07	$7.07
September 4, 2014	$7.07	$7.07	$7.07	$7.07
September 5, 2014	$7.07	$7.07	$7.07	$7.07
September 8, 2014	$7.07	$7.07	$7.07	$7.07
September 9, 2014	$7.07	$7.07	$7.07	$7.07
September 10, 2014	$7.08	$7.08	$7.08	$7.08
September 11, 2014	$7.08	$7.08	$7.08	$7.08
September 12, 2014	$7.08	$7.08	$7.08	$7.08
September 15, 2014	$7.08	$7.08	$7.08	$7.08
September 16, 2014	$7.08	$7.08	$7.08	$7.08
September 17, 2014	$7.08	$7.08	$7.08	$7.08
September 18, 2014	$7.08	$7.08	$7.08	$7.08
September 19, 2014	$7.08	$7.08	$7.08	$7.08
September 22, 2014	$7.08	$7.08	$7.08	$7.08
September 23, 2014	$7.08	$7.08	$7.08	$7.08
September 24, 2014	$7.08	$7.08	$7.08	$7.08
September 25, 2014	$7.08	$7.08	$7.08	$7.08
September 26, 2014	$7.08	$7.08	$7.08	$7.08
September 29, 2014	$7.08	$7.08	$7.08	$7.08
September 30, 2014	$7.09	$7.09	$7.09	$7.09

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.